SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
July 25, 2007 (July 24, 2007)
Date of Report (Date of earliest event reported)
Hayes Lemmerz International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
15300 Centennial Drive, Northville, Michigan 48168

(Address of principal executive offices) (Zip Code)
(734) 737-5000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) Appointment of Chief Operating Officer.
     On July 24, 2007, Hayes Lemmerz International, Inc. (the “Company”) announced the appointment of Fred Bentley, 42, as Chief Operating Officer of the Company, effective immediately. Prior to his appointment, Mr. Bentley served as President and Chief Operating Officer of the Company’s Global Wheel Group since January 2006, when the group was formed by combining the Company’s North American and International Wheel Groups. Mr. Bentley joined the Company in October of 2001 as President of the Commercial Highway and Aftermarket business and was appointed President of the International Wheel Group in June 2003. He is a Six Sigma Black Belt, has a solid background of operations strategy, lean manufacturing, leadership of global businesses and business repositioning. Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations. In addition, while at Honeywell, Mr. Bentley also served as Heavy Duty Filter (Fram) General Manager and Plant Manager for operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati and a Master of Business Administration from the University of Phoenix. He also attended the Harvard Business School Advanced Management Program. No material plan, contract or arrangement was entered into or materially amended, and no grant or award under any plan, contract or arrangement was made or modified, in connection with Mr. Bentley’s appointment as Chief Operating Officer. The disclosure regarding Mr. Bentley’s compensation set forth in the Company’s Proxy Statement dated May 31, 2007 is incorporated herein by this reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ Patrick C. Cauley
Patrick C. Cauley
Vice President, General Counsel and Secretary

Dated: July 25, 2007
EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Issued by Hayes Lemmerz International, Inc. on July 24, 2007 relating to appointment of Fred Bentley as Chief Operating Officer.